EXHIBIT 99.1

Splash Beverage Group Announces Significant Balance
Sheet Improvement and Board Approval of Reverse Stock
Split as Company Continues Strategic Transformation

FORT LAUDERDALE, Fla., July 14, 2026 – Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash,” “Splash Beverage” or the “Company”) today announced two significant actions designed to strengthen the Company’s financial position and advance its previously announced NYSE American compliance plan.

The Company has successfully negotiated settlements with multiple legacy creditors representing approximately $3.3 million of accounts payable and accrued liabilities for aggregate cash consideration of approximately $550,000. As a result, Splash expects to recognize an approximate $2.75 million gain from the extinguishment of indebtedness, subject to final accounting review. The liability settlements announced today are expected to eliminate approximately 84% of the negotiated obligations while requiring only approximately 17% of their face value to satisfy those claims.

In addition, the Company's Board of Directors has approved a 1-for-4 reverse stock split of the Company's issued and outstanding common stock. The details of the reverse stock split are described below.

The reverse stock split is intended to support the Company’s continued compliance with NYSE American’s minimum share price requirements and forms an important component of the Company’s previously announced Exchange-approved compliance plan.

Brady Cobb, Interim Chief Executive Officer, commented: “Today’s announcement reflects continued execution against the strategic and financial roadmap we presented to both our shareholders and the NYSE American. In just the past few months, we have secured acceptance of our NYSE compliance plan, strengthened our liquidity through our effective equity line registration, substantially improved our balance sheet through negotiated settlements with legacy creditors, completed our strategic investment in Avicanna, acquired the exclusive worldwide licensing rights to CannEpil®, and continue advancing additional initiatives designed to create long-term shareholder value.”

“Negotiating approximately $3.3 million of legacy liabilities down to roughly $550,000 is a meaningful accomplishment for our shareholders. Every unnecessary legacy obligation that we remove strengthens our balance sheet, improves stockholders’ equity, and allows us to direct more resources toward executing our long-term strategy. These settlement agreements reflect disciplined capital allocation and our commitment to rebuilding the Company’s financial foundation.”

Reverse Stock Split Supports Continued NYSE American Listing

The Company's Board of Directors has approved a 1-for-4 reverse stock split of the Company's issued and outstanding common stock.

Upon effectiveness:

●	Every four issued and outstanding shares of the Company’s common stock will automatically combine into one share of common stock.

●	Appropriate proportional adjustments will be made to outstanding stock options, warrants, restricted stock units, preferred stock conversion ratios, and shares reserved under the Company’s equity incentive plans.

●	No fractional shares will be issued as a result of the reverse stock split. Instead, all fractional shares will be rounded down to the nearest whole share.

●	The number of shares of common stock outstanding will be reduced from approximately 25.2 million shares to approximately 6.3 million shares.

●	The number of shares of common stock authorized under the Company’s articles of incorporation will be reduced from 400 million shares to 100 million shares.

●	The Company’s common stock will continue trading on the NYSE American under the symbol “SBEV” and will receive a new CUSIP number of 84862C401.

The reverse stock split will be effective after the market closes on July 24, 2026 following the filing and effectiveness of an amendment to the Company’s articles of incorporation, with the common stock trading on a post-split basis when the market opens on July 27, 2026.

The reverse stock split is intended to support the Company’s continued compliance with NYSE American’s minimum share price requirements and is a key component of the Company’s previously announced compliance plan accepted by the Exchange.

“The reverse stock split is an important corporate action supporting our broader compliance strategy,” Cobb continued. “While a reverse stock split does not change the underlying value of the Company, maintaining our NYSE American listing is critically important as we continue strengthening our balance sheet and executing our compliance plan. We believe preserving our national exchange listing enhances our visibility, credibility, liquidity, and ability to attract a broader universe of institutional and retail investors.”

“Our focus remains disciplined execution. We intend to continue improving the Company’s financial position, achieving full compliance with NYSE American’s listing standards as expeditiously as possible, and creating sustainable long-term value for our shareholders.”

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. (NYSE American: SBEV) is a publicly traded company headquartered in Fort Lauderdale, Florida. The Company is pursuing a strategic transformation toward becoming a cannabinoid health, wellness, and biopharmaceutical platform through disciplined capital allocation, strategic investments, acquisitions, and other platform-building initiatives.

More Information

Splash Beverage Group

Contact Information

Splash Beverage Group
Info@SplashBeverageGroup.com

Media Contact

Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s efforts towards balance sheet improvement, an anticipated $2.75 million gain from the extinguishment of indebtedness, capital raising efforts, completion of a reverse stock split and NYSE American compliance efforts, and plans to create long-term shareholder value. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “potential,” “believe,” “estimate,” “forecast,” “project,” and similar words.

Forward-looking statements are based on current expectations and assumptions regarding the Company’s business and future conditions and are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by such forward-looking statements due to a variety of factors, including, without limitation, the possibility that our efforts and strategic initiatives we pursue do not yield the benefits anticipated or sought, the possibility that projections and expectations with respect to our future operations and financial results prove to be incorrect including with respect to the anticipated $2.75 million gain from the extinguishment of indebtedness, our ability to raise the capital necessary to fund and execute on our strategic initiatives and otherwise meet our working capital needs, our need to comply with NYSE American’s continued listing standards, our ability to recommence revenue generating activities with our limited staffing, and the status of evolving regulatory conditions within the cannabinoid and wellness industries.

Additional information concerning these and other risk factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and the Final Prospectus on Form 424B3 filed on June 26, 2026. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by law.